Exhibit 10.11

(Graphic Omitted - Pima County Logo)

Facilities Management
150 WEST CONGRESS, 3rd FLOOR
TUCSON, ARIZONA 85701

REID H. SPAULDING, Director	PH: (520) 740-3703 * FAX: (520) 740-3900

August 28, 2012

HAND DELIVERED

Snell & Wilmer, L.L.P.
Jill Casson Owen
One South Church Avenue
Tucson, AZ 85701

RE: Acceler8 Lease -Abrams Public Health Building

Jill:

I have enclosed an original fully executed Lease for the above tenant and location for your file.

Please call me at 724-8230 if you have any questions regarding this matter.

Sincerely,

/s/ Melissa Loeschen

Melissa Loeschen
Program Manager -Senior

Enclosure

cc: Regina Nassen, Esquire -Pima County Attorney's Office -via e-mail

CONTRACT
No. CTN-FM-13000000000000000055
AMENDMENT NO _______________
This number must appear on all invoices, correspondence and documents pertaining to this contract.

LEASE AGREEMENT

This Lease Agreement (this "Lease"), dated August 20,2012 for reference purposes, is made and entered by and between ACCELR8 TECHNOLOGY CORPORATION, a Colorado corporation (hereinafter "Accelr8" or "Tenant"), and PIMA COUNTY, a political subdivision of the State of Arizona (hereinafter "County" or "Landlord").

RECITALS

A.	County owns a building (the "Building") located at 3950 S. Country Club Road in Tucson, Arizona, on the Kino public health campus, as shown on Exhibit A. The Building is adjacent to the University of Arizona Medical Center -South Campus.

B.	County has authority, pursuant to A.R.S. § 11-254.04, to "spend public monies for and in connection with economic development activities," which includes "assistance, ... including ... improvement, leasing or conveyance of real ... property ... , that the board of supervisors has found and determined will assist in the creation or retention of jobs or will otherwise improve or enhance the economic welfare of the inhabitants of the county."

C.	Tucson Regional Economic Opportunities, Inc. ("TREO") is an Arizona nonprofit corporation formed to serve as the lead economic development agency for the greater Tucson area and its surrounding regional partners. TREO's mission is to foster the creation of new businesses, the expansion of existing businesses within the region, and the attraction of companies that offer high wage jobs, in order to accelerate economic prosperity throughout Southern Arizona.

D.	The Board of Supervisors has determined that the attraction of health sciences and bio-tech companies to Pima County will result in the creation of high-paying jobs for County residents, as well as other economic benefits, and that making space in the Building available to such companies at below-market rates will encourage such companies to relocate to or expand within the community.

E.	TREO has identified and worked with Accelr8 in order to induce it to move to Tucson. Accelr8 has indicated that it is willing to relocate to Tucson in exchange for being permitted to lease space within the Building at a below-market rate.

AGREEMENT

1)	LEASE/PREMISES. In consideration of rent monies and all terms, conditions, covenants, and agreements contained herein, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the space within the Building identified on the attached Exhibit B (the "Premises"). The Premises is approximately 15,096 square feet in size and is located on the 4th floor of the Building.

a)	Common Areas. The Building has, associated with it, certain interior and exterior areas for the common use of all occupants of the Building, including (but not limited to) streets, sidewalks, canopies, driveways, loading platforms, entryways, lobbies, auditoriums, conference rooms, stairways, elevators, hallways, washrooms, shelters, ramps, landscaped areas and related common areas (the "Common Areas"). Tenant shall have the right to use the Common Areas on a non-exclusive basis together with other occupants of the Building.

b)	Parking. Tenant shall be entitled to use the number of parking spaces required for the Premises by applicable zoning based upon Tenant's use. One space, per full time employee working for Tenant at the Premises, will be reserved for Tenant's exclusive use, through posted signage provided by Landlord. Landlord will not police the parking to ensure that Tenant's spaces are not used by others. If, during the Term, Landlord builds a parking garage on the Kino public health campus, Landlord may require Tenant's employees to utilize that parking garage. There will be no charge for use of the garage by Tenant's employees during the Initial Term. During the Extension Terms, Tenant will pay a monthly parking fee of $50.00 per space in such parking garage.

c)	Expansion Space. At all times during the Term of this Lease, Tenant shall have the option, with six months prior written notice to Landlord, to lease either or both of two additional areas, approximately 7,920 total square feet in size, on the 4th floor of the Building, as shown on Exhibit B, at the then-current rate per usable square foot annually. Any build-out of this area must be done at Tenant's expense. If Tenant exercises the option to lease this space, it will be deemed to be a part of the "Premises" under this Lease. Tenant acknowledges that Landlord will, until such time as this option is exercised, continue to utilize this space for County purposes, but County will not lease the space to another tenant.

2)        ECONOMIC BENEFITS.

a)	Additional Consideration. Tenant acknowledges that this Lease is being entered into by Landlord at a below-market rate, as part of an economic development program. As part of the consideration for this favorable Lease rate, Tenant agrees to (i) relocate to the Tucson Area and begin operations at the Premises within thirty days after the Commencement Date; and (ii) within eighteen months of the Commencement Date, employ at least thirty individuals at the Premises, with a median salary level of at least $70,000 ($70,000 x 30 =$2,100,000 annual payroll), and maintain that level of employment throughout the rest of the Term. Tenant will, at the time the employment goal is reached, notify Landlord and deliver a sworn statement, signed by Tenant's President, that the required employment levels have been met. Landlord will have the right to audit Tenant's records, from time to time, from and after delivery of that notice, and upon at least two business days advance notice to Tenant, to confirm that the goal has been met and is continuing to be met.

b)	Enforcement. If Tenant fails to meet condition (i) above, Landlord may terminate this Lease. If Tenant fails to satisfy condition (ii) above, then from and after the date of non-compliance until the Term ends or the condition is met, the Rent rate set forth below will be increased by a percentage that is twice the percentage by which Tenant's annual payroll has fallen short of the goal, except that in no event will the rental rate exceed $19.80 per usable square foot per year. Failure to satisfy condition (ii) shall not be a default under Section 11) below. Notwithstanding Section 11), the sole remedy for failure to meet condition (ii) above is as set forth in this subsection 2)b).

3)         TERM.

a)	Initial Term. The initial term of this Lease is a period of three (3) years beginning on the Commencement Date as defined in Section 4) below and ending on the third anniversary of the Commencement Date (the "Initial Term").

b)	Extension Terms. Tenant has the right to extend the Initial Term of this Lease for up to three additional one-year periods (each, an "Extension Term") if Tenant is in material compliance with all terms and conditions of this Lease at the time Tenant submits written notice to the Landlord of its intent to so extend the Lease. Each option must be exercised by Tenant not more than twelve (12) months nor less than six (6) months prior to the end of the Initial Term or preceding Extension Term. "Term" as used in this Lease includes the Initial Term and any Extension Terms that are utilized.

4)        TENANT IMPROVEMENTS; COMMENCEMENT DATE.

a)	Tenant Improvements. Landlord shall build out, equip, and furnish the Premises substantially as illustrated on Exhibit C (the "Tenant Improvements"). Fixtures and equipment will be new and unused and of a quality meeting Landlord standards. Furnishings will be a combination of new and existing product as appropriate to promote a collaborative and high-tech environment while seeking to reuse existing County furnishings to the extent consistent with such environment.

i)	Plans. Tenant will provide Landlord with all plans and specifications necessary for bidding, permitting and constructing the Tenant Improvements (the "Plans"). Final plans and specifications are subject to Landlord review and approval and must comply with all applicable building and other codes and regulations. Landlord has the right to make reasonable adjustments to the design to lower the cost of the Tenant Improvements, subject to Tenant's approval, which cannot be unreasonably withheld. Tenant will be responsible for any costs associated with changes to the Plans requested by Tenant after approval.

ii)	Construction. Landlord shall construct the Tenant Improvements in a good and workmanlike manner, according to Plans. The build out will be at Landlord's expense except that Tenant will reimburse Landlord for any amount by which the total cost of the Tenant Improvements exceeds $1,400,000.00, payable within thirty (30) days after the Commencement Date. Landlord shall expedite the work to the extent reasonably possible working within existing applicable State and local statutes, policies and procedures. Landlord will not approve any changes to the Plans or issue any change orders during construction that will result in an increase in the cost in excess of $1,400,000.00 without Tenant's approval, which will not be unreasonably withheld.

iii)	Value Engineering. After receiving the Plans, Landlord will obtain an estimate for total cost of the Tenant Improvements from its contractor. If the total cost exceeds $1,400,000.00, Tenant has the right to make reasonable adjustments to the design to lower the cost of the Tenant Improvements, subject to Landlord's approval, which cannot be unreasonably withheld.

iv)	Rooftop. The existing rooftop solar array will need to be adjusted to accommodate roof penetrations necessary for the Tenant Improvements. Landlord acknowledges that roof-top exhaust stacks may be 10-12 feet above existing parapet, if required by good engineering practices, and if consistent with all building codes, zoning, and other applicable laws or regulations. Roof-top exhaust stacks and other roof-top equipment may require structural reinforcement of the roof. Any roof-top reinforcement will be done as part of the Tenant Improvements, according to the Plans.

a)	Move-In. Landlord shall notify Tenant when the Tenant Improvements are substantially complete, subject only to minor "punch list" items, such that Tenant can begin moving into the Premises. The date of the substantial completion notice shall be the "Commencement Date." Landlord shall also, in this notice, advise Tenant of the total usable square footage of the Premises and the annual rental amount as provided in Section 6)b) below. Tenant shall be responsible for moving its personal property (including furnishings, phone, computer and office or medical/lab equipment) into the Premises, and bearing all expenses associated with move-in. Tenant shall coordinate its move-in with other Building occupants so that any disruption is minimized as much as reasonably possible.

5)        USE.

a)	Permitted Uses: The Premises may be used by Tenant for all lawful purposes, including laboratory operations and associated use of fluids/flammables and other materials typical to engineering and biological labs, and any other uses reasonably related thereto, provided that all applicable laws and regulations regarding such uses (including zoning), and the storage and use of such materials, are followed. Tenant

b)	Solar Panels. tenant’s use of the premises may result in exhaust particles or condensation landing on roof-top solar panels. The impacts of such exhaust particles and condensation will be determined during the planning and design of the Tenant Improvements. If this exhaust degrades the panels more than the mutually agreed-upon estimated impacts based on the approved Plans, Tenant will indemnify County from and against any liability to third parties incurred as a result of the degradation.

c)	Prohibited Activities: Tenant shall not permit any unlawful activities on the Premises or any activities that unduly interfere with activities of the other occupants of the Building or neighboring property owners/ occupants.

d)	Hazardous Materials Prohibited; Clean Air Act. Tenant shall not cause or permit any hazardous or toxic materials or substances to be brought upon, kept, or used in or about the Premises by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord, other than such hazardous or toxic materials or substances that are necessary or useful to Tenant’s business and will be used, kept and stored in a manner that complies with all laws regulating any such materials or substances. Tenant’s operations on the Premises shall comply with all applicable provisions of environmental laws and regulations, including the Clean Air Act, 42 U.S.C. 7401 et seq., and Arizona Revised Statutes, Title 49, Chapter 3. Tenant shall remediate and clean up, at its sole cost and expense, any contamination of the Premises occurring during the Term of this Lease.

e)	Biological Waster & Material Disposal. Tenant shall properly dispose of any medical or biological waste-including but not limited to syringes, vials, prescriptions and any materials containing blood or other biological material used or generated on the Premises. Tenant’s disposal may include using appropriate medical waste containers and/or contracting with a third party medical waste disposal company. Tenant shall never dispose of any medical or biological supplies or waste outside of the Premises in the Building’s Common areas. Tenant shall indemnify and defend Landlord from and against any liability incurred by Landlord as a result of any disposal of such materials in violation of this Agreement or in violation of applicable law.

f)	Common Areas. the Common Areas shall at all times be subject to the control and management of Landlord and Landlord shall have the right from time to time to change the area, level, location, appearance and furnishing or landscaping of the Common Areas provided that such activity does not materially interfere with Tenant’s operations. Landlord shall have the right an any time to temporarily close any portion of the Common Areas for the purpose of making repairs, changes or additions thereto and Landlord may enter into agreements with adjacent owners for cross-easements for parking, ingress or egress.

g)	Rules and Regulations. Tenant and its employees, agents, contractors and invitees shall abide by rules and regulations for the Building shown in Exhibit D that are established from time to time by Landlord concerning, among other things, sanitation, handling of trash and debris, loading and unloading of trucks and other vehicles, safety and security, after hours use and procedures and use of Common Areas. Such rules and regulations shall be applied in a non-discriminatory manner and shall not unduly limit or impair Tenant's permitted use of the Premises.

Notwithstanding Item 9 in the rules and regulations, Landlord agrees that Tenant is permitted to use flammable, combustible fluids and materials as set forth in Section 5)a) herein.

h)	Use of Other Areas of the Building. It is Landlord's intent to utilize the Building for public health offices and related purposes, and may lease space within the Building to other organizations and agencies for such use. Landlord shall, however, have the right to make any legal use of the Building or portions thereof.

6)        RENT.

a)	Rental Rate. Subject to Sections 1)c) and 2)b) above, the rental rate for the Rent during the Initial Term will be $9.25 per usable square foot per year and the Rent during any extension or renewal of the Lease beyond the Initial Term will be $19.80 per usable square foot per year.

b)	Calculation of Usable Square Footage. Currently, the usable square footage of the Premises is estimated to be 15,096 usable square feet. The actual usable square footage shall be determined by Landlord at the conclusion of construction of the Tenant Improvements. Landlord shall, in the notice of substantial completion as described in Section 4) above, inform Tenant of the final usable square footage and the annual Rent amount, which shall be calculated by multiplying the actual usable square footage as determined by Landlord by the rental rate set forth above.

c)	GPLET. Tenant will also be responsible for paying any government property lease excise taxes due under Title 42, Chapter 6, Article 5 of the Arizona Revised Statutes, and the City of Tucson transaction privilege tax. Within 30 days after execution of this Lease, the parties will execute and the County will record a memorandum of this Lease in compliance with A.R.S. § 42-6202(C)(1), and the County will provide the County Treasurer with a copy of this Lease as required by A.R.S. § 42-6202(C)(2).

d)	Payment of Rent. Tenant shall pay Rent in advance, in equal monthly installments of 1/12 the annual Rent amount, on or before the Rent Commencement Date and the first day of each month thereafter during the Term, except that the first month's Rent shall be prorated if necessary to reflect a partial month. Rent Commencement Date shall be defined as ten (10) days after the Commencement Date. Rent shall be delivered to Pima County Government, Finance-Revenue Management Division, 33 N. Stone, 6th Floor, Mail Stop DT-BAB6-404, Tucson, Arizona 85701. Tenant shall pay interest (simple interest, not compounded) on any late payments of Rent, or any other sum due under this Lease, at the rate of 8% per annum from the date due until paid.

7)        REPAIRS, SERVICES & UTILITIES.

a)	Repairs. Subject to Section 17) of this Lease concerning damage resulting from a casualty, and subsection f) of this section 7), Landlord shall make all repairs in and to the Building and Premises, except as provided below. This shall include the roof, structural portions of the Building, and major Building systems such as air conditioning motors or compressors, major plumbing requirements (in-wall plumbing), heating units, in-wall electrical connections, and fixtures and systems furniture installed as part of the Tenant Improvements.

b)	Notification to Landlord. In the event of a breakdown or needed repairs to the Premises or equipment associated therewith, Tenant shall notify Landlord or its agent of such breakdowns or needed repairs, and Landlord shall cause such repairs and/or replacements as are necessary to correct such condition to be done within a reasonable period of time.

c)	Janitorial. Tenant is responsible for providing and paying for janitorial services to the Premises. Landlord is responsible for providing janitorial services for all other areas, including the Common Areas of the Building. Tenant's janitorial contractor must obtain and maintain, during the entire period that it is performing work in the Premises, general liability and worker's compensation of $lM each, and must cause Landlord to be named as an additional insured on the liability policy. Tenant must provide proof of this insurance to Landlord prior to the janitorial contractor performing any work in the Premises. The janitorial contractor may only obtain water from, and dispose of water in, the mop sink in the janitorial closet provided as part of the fourth floor common area, and must use that storage area for storage of janitorial supplies. Tenant must provide a list of the names of each janitorial contractor employee who will be working in the Premises to Landlord so a key card can be issued. Tenant will incur charges as stated in section 7)d) below for each key card that is lost, damaged or stolen by any janitorial employee.

d)	Security. Tenant shall comply with Landlord's building security system, which may include checking in and out of the Building after hours, or key cards issued by Landlord. Tenant shall pay to Landlord a standard charge (currently $50) for each key card that is lost, stolen or damaged and must be replaced by Landlord. Tenant is responsible for providing and paying for any security personnel that will be assigned exclusively to the Premises. Landlord is responsible for providing the security personnel for all other areas of the Building, including the front lobby. Landlord shall provide building security personnel 6 a.m. to 10 p.m. Monday through Friday, except on holidays, and on Saturday mornings that the County’s WIC office in the Building is open.

e)	Equipment. Tenant shall maintain, repair and replace all equipment including but not limited to security cameras, office and medical machines, and laboratory and scientific equipment provided and installed by Tenant.

f)	Tenant Damage. Tenant shall promptly repair any damage done to the Premises, the Common Area, or the Building caused by any employee, agent, contractor or invitee of Tenant.

g)	Access to the Premises. Tenant shall permit Landlord and Landlord’s authorized representatives to enter the Premises at times convenient to tenant for purposes of inspection, making any repairs and performing any work therein as may be necessary for Landlord to comply with the provisions of this Section 7) Landlord, in the performance of any such work, shall cause as little inconvenience, annoyance, disturbance, or damage to Tenant as may reasonably be possible under the circumstances.

h)	Utilities. Landlord shall provide all utilities to the Premises and the Common Areas, including electricity, gas, water, sewer, and trash collection.

i	Back-Up Generators. Tenant will be entitled to use one of the Landlord’s existing generators located at the Building on or adjacent property owned by Landlord for backup power to Tenant’s freezers and refrigerator only. In the event the existing generators cannot accommodate Tenant’s backup power needs, Tenant will have the right to install a small emergency generator in the yard immediately north of the Building. If Tenant installs a generator, Tenant will be responsible for testing, permitting, maintaining and repairing it.

ii)	Chiller. Landlord will permit Tenant to use existing chillers serving the Building should there be sufficient capacity. If, in Landlord’s reasonable judgment, the existing chillers are insufficient to meet Tenant’s needs, Landlord shall provide an additional stand-alone, self-contained chiller sized to support Tenant’s laboratory cooling needs, to be located in the yard immediately north of the building. This separate chiller wil lbe separately metered, and Tenant will pay for the electricity used to run the chiller.

iii)	HVAC. Heating, ventilation and air conditioning services (“HVAC”) will be provided to the Premises from 6 a.m. to 6 p.m. Monday through Friday, and from 6 a.m. to noon on Saturdays. If Tenants required hearing, ventilation or air conditioning services at any time other than those hours, Tenant must submit a request for service to Pima County’s Director of Facilities Management or his designee, at least 24 hours in advance of the desired date. The request may be oral. Tenant will pay Landlord an hourly fee for this additional service. The amount of the fee wil be based on actual energy costs incurred to provide the additional HVAC< and it may be adjusted by Landlord from time to time during the Term.

i)	Telephone/Internet. Tenant may use Landlord's internal local area network and associated telephone system at $35.00 per port (including provided handsets) plus all associated long distance charges, or Tenant may install its own system at its own expense. Any equipment installed by Tenant shall remain the property of Tenant and may be removed upon termination or expiration of the Lease. Tenant shall be responsible for supplying, installing and paying for its telephone equipment, service and internet/data service.

Tenant is responsible for obtaining a network connection from a local ISP and for supplying its own ISP connection hardware; Landlord will provide entry point for ISP into the building and a location for the ISP's network hardware to make the external connection; Landlord will provide a data connection to move Tenant internet traffic from the building entry point up to Tenant closet on 4th floor; Landlord will permit escorted access to Tenant network hardware located outside of Tenant's secured space during normal business hours; Landlord and Tenant will work together to create and implement a wireless network channel allocation plan that prevents network interference. Tenant is responsible for securing Tenant's networks against intrusion through use of encrypted/password-protected wireless connections. Tenant may use Landlord's conduit and fiber, provided that Tenant's use is not higher than would normally be expected for an operation of its type.

8)	LICENSURE and REGISTRATION. Tenant will apply for and obtain any license, registration or permit that is required during the Term of this Agreement and will maintain such license, registration or permit in good standing throughout the Term of this Agreement. Tenant shall immediately notify County, in writing, if the license, registration or permit is denied or terminated. In the event of such denial or termination, County may, in its sole discretion, terminate this Agreement with no further obligation to Tenant.

9)	TAXES. Tenant shall be responsible for all taxes related to this Lease and Tenant's personal property.

10)	INSURANCE. Landlord shall be responsible for fire and other property insurance for the Building, and may self-insure for such losses. Tenant shall be responsible for insuring its personal property brought to the Premises. Tenant shall provide commercial general liability insurance or its equivalent in the amount of $2,000,000.00 for each occurrence. The policy shall be endorsed to include Landlord as an additional insured. Tenant's Worker's Compensation coverage shall contain a waiver of subrogation against Landlord. Tenant must provide Landlord with evidence of insurance prior to moving into the Premises. The Tenant's insurance shall be primary insurance and non-contributory with respect to all other available sources.

11)      DEFAULT.

a)	Tenant Default. The occurrence of anyone or more of the following events shall constitute a default and breach of this Lease by Tenant for which Landlord may terminate this Lease:

i)	Monetary Obligations. The failure by Tenant to make any payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of ten (10) calendar days after notice from Landlord that such payment is due.

ii)	Violation ofLaw. Use of the Premises for any unlawful or illegal purpose and such use continuing for a period of three (3) days after written notice from Landlord, provided that Tenant shall not be entitled to the benefit of more than one (1) such grace period of three (3) days under this subparagraph ii) during the Term of this Lease.

iii)	Health and Safety Violation. Any action or omission by Tenant that, in the Landlord's reasonable judgment, causes a threat to the health or safety of the general public or the users of the Building and such use continuing for a period of two (2) days after written notice from Landlord. Tenant's failure to obtain and maintain any required license and/or registration for its operations at the Premises is considered a violation under this paragraph.

iv)	Other Covenants. The failure by Tenant to observe or perform any other of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant, where such failure continues for a period of thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion provided such cure is completed within one hundred and twenty (120) days of the notice by Landlord.

b)	Landlord Default. Landlord shall be deemed to be in default hereunder if Landlord fails to perform any covenant or condition of this Lease to be performed by Landlord and such failure continues for thirty (30) days after written notice and demand from Tenant (unless the failure is of such a character as to require more than thirty (30) days to cure, in which event Landlord shall be in default only if it fails to initiate the cure within thirty (30) days, and thereafter diligently pursue the same to completion).

c)	Remedies. Either party may pursue any remedies provided by law and in equity for the breach of this Lease, including termination of the Lease.

12)	NOTICES. All notices to be given under this Lease shall be in writing and shall be either served personally or sent by certified or registered mail, return receipt requested, to the parties as indicated below or to such other persons or addressees as either party may designate in writing to the other party:

TENANT:	Acceler8 Technology Corporation
Attn: Lawrence Mehren
3950 S. Country Club Rd, 4lh Floor
Tucson, AZ 85714

LANDLORD:	Clerk of the Board of Supervisors
130 W. Congress St.
Tucson, Arizona 85701

With a copy to:
Director, Pima County Facilities Management
150 W. Congress Street, 3rd Floor
Tucson, Arizona 85701

13)	SUBLEASE AND ASSIGNMENT. Tenant may not assign its interest in this Lease, or sublet any portion of the Premises, without Landlord's prior written consent. Because this Lease is being entered into as part of the County's economic development program, that consent may be withheld by the County if the proposed subtenant or assignee is not, in the County's reasonable judgment, likely to provide the same level of economic benefits anticipated from Tenant's operations (based on economic impact analyses prepared by TREO). In addition, Tenant may not charge any additional sums for any assignment or sublease. Any assignment of this Lease or subletting of the Premises, if permitted, does not constitute a release of any obligations of the Tenant due under this Lease. The Landlord agrees that should it desire to sell the Building, it shall do so only subject to the terms and conditions of this Lease and further agrees to give at least thirty (30) days' notice of any such intent to the Tenant.

14)	MODIFICATIONS. Tenant shall make no modifications to the Premises without written approval of Landlord, which shall not be unreasonably withheld.

15)	FURNISHINGS. Tenant shall not remove from the Premises any fixtures, furnishings or equipment provided by the Landlord. Tenant may remove any furnishings, fixtures, or equipment paid for and installed by Tenant and shall restore the Premises to its condition prior to the installation of said furnishings, fixtures, or equipment. With Landlord's advance approval, Tenant may leave said items in place and they shall become the property of the Landlord. Tenant shall maintain, repair and replace all furnishings provided and installed by Tenant.

16)	NO LIENS OR INTERFERENCE. Tenant agrees not to incur, or if incurred to promptly remove, any obligations, judgments or other actions which result in a lien or encumbrance on the demised Premises.

17)	DESTRUCTION OF PREMISES. If at any time during the Term of the Lease or any extension hereof, the Premises becomes partially or totally destroyed by reason of any damage by fire, flood, hurricane, windstorm or other casualty or act of God and the Landlord cannot or does not fully repair the Premises within ninety (90) days through no fault of the Tenant, the Tenant shall be relieved of any further obligation, duty or liability under this Lease. Ifthe Premises can be and are repaired fully in ninety (90) days, then the Lease shall continue in full force and effect while the repairs are being made, and the Tenant's Rent shall be abated by the percentage of the total space which is unavailable or not reasonably useful to the Tenant.

18)	PERSONAL PROPERTY. All personal property placed or moved in the Premises shall be at the risk of the party placing such property on the Premises or moving such property in the Premises.

19)	INSPECTION. Landlord shall be given access to Premises to view and inspect its condition and state of repair upon reasonable notice to Tenant.

20)      CONDEMNATION.

a)	Complete Taking. Ifthe whole of the Premises is taken or condemned for any public or quasi-public use or purpose, by right of eminent domain or by purchase in lieu thereof, or if a substantial portion of the Premises is so taken or condemned that the portion or portions remaining is or are not sufficient and suitable, in the mutual reasonable judgment of Landlord and Tenant, for the continued operation of the business contemplated by this Lease to be conducted thereon, therein or therefrom so as to effectively render the Premises untenantable, then this Lease and the Term hereby granted shall cease and terminate as of the date on which Tenant is required to vacate the Premises as a result of the condemning authority taking possession and all Rent shall be paid by Tenant to Landlord up to that date or refunded by Landlord to Tenant if Rent has previously been paid by Tenant beyond that date.

b)	Partial Taking. If a portion of the Premises is taken, and the portion or portions remaining can, in the mutual reasonable judgment of Landlord and Tenant, be adapted and used for the conduct of Tenant's business operation, then the Landlord shall promptly restore the remaining portion or portions thereof to a condition comparable to their condition at the time of such taking or condemnation, less the portion or portions lost by the taking, and this Lease shall continue in full force and effect except that the Rent payable hereunder shall, if necessary, be equitably adjusted to take into account the portion or portions of the Premises lost by the taking.

21)	DAMAGE TO PROPERTY. The Tenant covenants that it will permit no waste or damage to the lease property; that it will keep all improvements placed upon the Premises in reasonably good order and reasonably good state of repair, subject to Section 7) with respect to repair obligations.

22)	QUIET ENJOYMENT. Landlord warrants that Landlord is seized of the Premises and has the full right to make this Lease. Landlord further covenants that Tenant shall have quiet and peaceful possession of the Premises during the entire Term as against lawful acts of third parties and as against the acts of all parties claiming title to, or a right to possess, the Premises.

23)	EXPENSES ADVANCED BY TENANT. If Landlord fails within thirty (30) days (or such lesser time as is appropriate if there is a threat to health or safety) after requested by Tenant to make such repairs or perform such other act as may be required of Landlord under this Lease, Tenant may cause such repairs to be made or such acts to be performed at the expense of Landlord. Tenant may apply such claims against any subsequent installment of Rent.

24)	SIGNS. Tenant may, upon obtaining any necessary permits from governmental authorities, and the advance written approval of Landlord, erect, maintain and repair at Tenant's own expense signs of such dimensions and materials as it may desire. Tenant is responsible for all costs associated with the design, manufacture and connecting any utilities necessary for any signage on the exterior of the Building or in the Premises. Landlord's consent shall not be unreasonably withheld, but Tenant acknowledges that nothing may be mounted on wood doors or other finished wood surfaces.

25)	CHANGE IN OWNERSHIP. If ownership of the Premises or the name or address of the party entitled to Rent shall be changed, Tenant may, until receipt of written notice of such change, continue to pay Rent to the party to whom and in the manner in which the last preceding installment of Rent was paid. Tenant shall not be subject to double liability for any Rent so paid.

26)	SURRENDER/HOLDING OVER. On termination of Tenant's occupancy, Tenant shall surrender the Premises in the condition in which Tenant is required to maintain them under this Lease. If Tenant for any reason and with written consent of Landlord remains in possession after the expiration of this Lease (including any optional extension), or after the date specified in any notice of termination given by either party, such possession shall be as a month to month Tenant, subject to all conditions of this Lease other than the Term hereof, at the current monthly Rent on the Lease expiration date, except that if Tenant holds over after the Initial Term without having exercised its extension options, the Rent will increase to $19.80 per square foot per year.

27)	INTERPRETATION OF LEASE. The parties acknowledge that each has had the opportunity to review this Lease with counsel of its or their choice. This Lease shall not be construed most strongly in favor nor most strongly against either of the parties but shall be interpreted fairly and equitably to effectuate the intent of the parties. All provisions contained in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns.

28)	ENTIRE AGREEMENT. This agreement contains the entire agreement between the parties and all previous agreements, negotiations, or understandings are superseded by and merged in this Lease. This Lease may be modified by the parties only by writing executed with the same formalities as this Lease.

29)	NON-DISCRIMINATION. The parties shall comply with all applicable state and federal statutes and regulations governing equal employment opportunity, non-discrimination, and immigration.

30)	ARBITRATION. The parties agree that any dispute arising under this Agreement involving the sum of FIFTY THOUSAND DOLLARS ($50,000) or less in money damages only shall be resolved by arbitration pursuant to the Arizona Uniform Rules of Procedure for Arbitration. The decision of the arbitrator(s) shall be final.

31)	NON APPROPRIATION. The parties recognize that the performance by Landlord may be dependent upon the appropriation of funds by the Board of Supervisors of the County,or the availability of funding from other sources. Should the Board of Supervisors fail to appropriate the necessary funds, or if funding becomes otherwise not legally available to the County to fund its responsibilities under this Lease, the County may terminate this Lease without further duty or obligation. Landlord agrees to notify Tenant as soon as reasonably possible after the unavailability of said funds comes to the Board's attention.

32)	CONFLICT OF INTEREST. This Lease is subject to cancellation pursuant to the provisions of Arizona Revised Statute § 38-511 regarding Conflict of Interest.

33)	LAW TO GOVERN. This Lease is made under and shall be interpreted according to Arizona law.

34)	AMERICANS WITH DISABILITIES ACT. Both parties shall comply with all applicable provisions of the Americans with Disabilities Act (Public Law 101-336,42 U.S.C. 1210112213) and applicable federal regulations under the Act as it pertains to facilities and use of the facilities. This shall not obligate Landlord to make any modifications to the Building, as a result of any change in the law or regulations, if such repairs are not otherwise legally required.

35)	SUSTAINABILITY PLAN. In accordance with the Landlord's Sustainability Plan, Tenant will use all reasonable efforts to use recycled products or re-use and recycle materials used in the Premises.

IN WITNESS WHEREOF, we have set our hands and seals on the day and date first written above.

ACCELR8 TECHNOLOGY CORPORATION, a Colorado corporation	PIMA COUNTY, a political subdivision of the State of Arizona

By: /s/ Lawrence Mehren	By:
Lawrence Mehren, President	Chairman of the Board of Supervisors

Date:

ATTEST:

Robin Brigode
Clerk of the Board of Supervisors

APPROVED AS TO CONTENT:

Director, Facilities Management Dept.

APPROVED AS TO FORM:

Deputy County Attorney

Exhibits:

Exhibit A Building and Parking Area
Exhibit B Premises and Expansion Spaces
Exhibit C Hoor Plan for Tenant Improvements
Exhibit D Rules and Regulations

ACCELR8 TECHNOLOGY CORPORATION, a Colorado corporation	PIMA COUNTY, a political subdivision of the State of Arizona

By:	By: /s/ Sharon Bronson
Lawrence Mehren, President	Chairman of the Board of Supervisors

Date: Aug 20 2012

ATTEST:

Mary Jo Lig, Deputy
Robin Brigode
Clerk of the Board of Supervisors

APPROVED AS TO CONTENT:

/s/
Director, Facilities Management Dept.

APPROVED AS TO FORM:

/s Regina Nassen
Deputy County Attorney

Exhibits:

Exhibit A Building and Parking Area
Exhibit B Premises and Expansion Spaces
Exhibit C Hoor Plan for Tenant Improvements
Exhibit D Rules and Regulations

EXHIBIT A

(Graphic Floor Plan of Building and Parking Area Omitted)

EXHIBIT B

(Graphic Premises and Expansion Spaces 4th Floor Omitted)

EXHIBIT C

(Graphic Floor Plan for Tenant Improvements Omitted)

EXHIBIT D
LANDLORD'S RULES & REGULATIONS

Re: 3950 S. Country Club, Tucson. Arizona
Tenant: Accelr8 Technology

These Rules & Regulations have been adopted by Landlord in order to set forth standards of conduct that will allow all tenants to enjoy a professional working environment that is compatible with the general character of the building. Landlord reserves the right to make amendments and/or additions to these Rules and Regulations from time to time. These Rules and Regulations are in addition to and shall not be construed to modify or amend any of the terms, covenants, or agreements and conditions of a tenant's lease. Each tenant shall be responsible for informing its employees and invitees as to the provisions of these Rules and Regulations and to enforce same with respect to its employees and invitees. Landlord may waive compliance with anyone or more of these Rules and Regulations for the benefit of a tenant. Such waiver shall not be construed as a waiver for any other tenant, nor shall it prevent Landlord from enforcing the same against any or all other tenants. These rules may only be enforced by Landlord. The failure of Landlord to enforce any Rule or Regulation shall not give any tenant the right to enforce same against another Building occupant. Any concerns about violations of the Rules and Regulations should be addressed to the Building Manager's office or to such other place as Landlord may designate from time to time.

1.	No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed, printed or affixed on or to any part of the inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove any unapproved sign, placard, picture, advertisement, name or notice without notice to and at the expense of Tenant. All approved signs must be placed or affixed on the wall adjacent to Tenant's entry doors. All approved signs shall be printed, painted, inscribed, affixed or removed at the expense of Tenant by a person approved by Landlord. All walls or other structures where Tenant's signs have been affixed or attached must be restored to their original condition at Tenant's expense after removal of such signs. Nothing may be mounted on wood doors or finished wood surfaces.

2.	Tenant shall not place anything or allow anything to be placed near any window, door, partition or wall that may appear unsightly from outside the Premises, nor shall Tenant cause any window in the Premises to be color treated.

3.	The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress and egress from Tenant's Premises.

4.	Tenant shall not alter any lock or install any new or additional locks or any bolts on any doors or windows of the Premises without prior written consent of Landlord, which will not be unreasonably withheld. Landlord shall have no obligation to open Tenant's Premises due to the loss of keys by Tenant. All requests to open Tenant's Premises to guests or employees must be made by Tenant to Landlord. If Tenant needs to have its leased Premises rekeyed for any reason, Tenant shall use the Landlord's authorized building locksmith. Any rekeying shall keep the applicable lock on the existing building master keyway. Tenant shall bear the entire cost of rekeying, unless the rekeying is requested by Landlord. Any installation or repair of specialty locks shall be at Tenant's expense. Tenant assumes all responsibility for protecting its Premises from theft, robbery, and pilferage, including but not limited to, keeping all means of entry to Premises closed and locked.

5.	The plumbing facilities shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from a violation of this provision shall be borne by the Tenant whose employee, agent or invitee shall have caused it.
6.	Tenant shall not deface the Premises or any part thereof. Tenant will not install, affix or fasten to the rooftop any signs, satellites, or antennas without the prior written approval ofLandlord. Landlord may require design drawings, specifications and/or weight load structural tests prior to granting approval for any rooftop installation. Tenant shall bear the entire expense of any drawings or tests to be submitted to Landlord for approval.
7.	No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving of items into or out of the Building shall be done at such time and in such manner as Landlord shall designate. Any damage to the elevators, doors, frames, walls or hallway surfaces caused by Tenant or Tenant's invitees or moving contractors shall be repaired at Tenant's expense to Landlord's satisfaction. Landlord shall have the right to prescribe the weight, size and position of all heavy equipment brought into the Building. Heavy objects shall stand on supports of such thickness as is necessary to properly distribute the weight.

8.	Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to the Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or that would interfere in any way with other Building occupants or those having business therein. No animals shall be brought in or kept in or about the Premises or the Building except service animals.

9.	Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline, or flammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord.

10.	Tenant acknowledges that periodically the Tucson Fire Department or other contractor or representative of the Landlord will inspect the Premises for Fire Code compliance and fire, sprinkler, and alarm testing. Tenant, and its employees, contractors and invitees shall comply with any fire safety and handicap procedures and regulations established by the Landlord and/or any governmental agency. Tenant shall distribute to its employees, representatives, contractors and invitees a copy of these Rules and Regulations and all fire drill safety and handicap material provided to it from time-to-time by Landlord and/or any governmental agency. If an audible fire alarm is sounded in the Building, Tenant must take immediate and prudent actions to evacuate its employees, guests or patients from the Building through designated exits as posted by Landlord. Tenant shall notify Landlord in writing of the emergency contact information of two on-site employees or representatives who are responsible for emergency evacuations or fire drills for their Premises. Tenant is responsible for notifying the Landlord in writing of any changes to such assignments. Tenant will notify the Landlord of any handicapped occupants or other individuals who may require special assistance in the event of an emergency.

11.	Pursuant to the Smoke-Free Arizona Act, A.R.S. § 36-601.01, no smoking is allowed in any part of the Building, or within 20' of doors outside the Building. Tenant shall instruct its employees of this regulation.

12.	Landlord will direct electricians and/or phone installation employees or contractors as to where and how telephone and computer network cables are to be introduced. No boring or cutting for wires will be allowed without the consent of the Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

13.	Landlord reserves the right, in its sole and reasonable discretion, to increase security services for the Building. Tenant shall be responsible for its share of costs associated with such additional security, based on the percentage of the Building's useable square footage occupied.

14.	Outside of Business Hours, Tenant and its employees may access the Building or halls, elevators or stairways in the Building or to the Premises by using the security access card assigned by Landlord. Landlord shall in no case be liable for damages with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, fire alarm, bomb threat, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing of the doors or otherwise, for the safety of the Building occupants and the protection of the Building.

15.	Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Land lord, is intoxicated or under the influence of alcohol or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building or impair the safety of any Tenant, employee, or contractor of Landlord.

16.	No machines of any description shall be installed, maintained or operated upon the Premises without the written consent of the Landlord.

17.	Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate to prevent same by others.

18.	Landlord shall have the right to control and operate the Common Area(s), and the public facilities, and heating and air conditioning, as well as facilities furnished for the common use of the Building occupants, in such manner as Landlord deems best for the benefit and safety of the Building occupants generally.

19.	All entrance doors in the Premises shall be locked when the Premises are not in use, and all doors opening to public corridors shall be kept closed except for normal ingress and egress from the Premises. All emergency fire exit doors must remain free of debris from both the interior and exterior and remain locked when not in use.

20.	The common hallway immediately adjoining the Premises shall be kept clean and free from dirt and rubbish by Tenant and Tenant shall not place or permit any obstruction or merchandise in such areas.

21.	All patio areas, including those adjacent to the common break room, may be utilized only by the Building tenants, and their employees, guests or invitees. No unsightly storage shall be placed upon the patios. Tenant agrees to limit the use of the patio to outdoor furniture such as tables and chairs. There shall be no storage, temporary or permanent, of bicycles, refuse containers or other such unsightly materials on any patio.

22.	Upon the termination of the tenancy, Tenant shall deliver to Landlord all keys to the Premises and security access cards for the Building that had been furnished to Tenant.

23.	No electrical cooking appliances other than microwave ovens and coffee machines are allowed in the Premises.